Exhibit 5.2

Epsium Enterprise Limited

c/o Companhia de Comércio Luz Limitada

Alameda Dr. Carlos D’assumpcao

Edf China Civil Plaza 235-243, 14 Andar P

Macau, SAR China

Re:	Registration Statement on Form F-1 of Epsium Enterprise Limited

Ladies and Gentlemen:

We have acted as United States counsel to Epsium Enterprise Limited, incorporated as a company limited by shares under the laws of the British Virgin Islands (the “Company”), in connection with the Registration Statement on Form F-1 (as amended, the “Registration Statement”), initially filed by the Company with the Securities and Exchange Commission (the “Commission”) on December 29, 2023 in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of (1) up to [●] ordinary shares, par value $0.00002 per share of the Company (the “Ordinary Shares”), including up to [●] Ordinary Shares underlying the underwriters’ over-allotment option, (2) warrants to purchase up to [●] Ordinary Shares (the “Representative’s Warrants”), and (3) up to [●] Ordinary Shares issuable on exercise of the Representative’s Warrants (the “Warrant Shares”), each to be issued to the representatives of the underwriters by the Company pursuant to the underwriting agreement to be entered into by and between the Company and the representatives of the underwriters (the “Underwriting Agreement”). This opinion is being given in accordance with the Legal Matters section of the Registration Statement, as it pertains to the portions of New York law set forth below.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined: (i) the Registration Statement; (ii) the most recent prospectus included in the Registration Statement on file with the Commission as of the date of this opinion letter; (iii) the Underwriting Agreement; (iv) the Representative’s Warrants; and (v) the records of corporate actions of the Company relating to the Registration Statement, the Underwriting Agreement, and the Representative’s Warrants and matters in connection therewith. We have also made such other investigations as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on certificates of officers of the Company.

For purposes of this opinion letter, we have made the assumptions that are customary in opinion letters of this kind, including without limitation: (i) that each document submitted to or reviewed by us is accurate and complete; (ii) that each such document that is an original is authentic and each such document that is a copy conforms to an authentic original; (iii) that all signatures on each such document are genuine; (iv) the legal capacity of all natural persons; (v) that each such document, other than the Representative’s Warrants with respect to the Company, constitutes a legal, valid, and binding obligation of each party thereto, enforceable against each such party in accordance with its terms; (vi) that there are no documents or agreements by or among any of the parties thereto, other than those referenced in this opinion letter, that could affect the opinion expressed herein and no undisclosed modifications, waivers or amendments (whether written or oral) to any of the documents reviewed by us in connection with this opinion letter; and (vii) that all parties have complied with all state and federal statutes, rules and regulations applicable to them relating to the transactions set forth in the Underwriting Agreement and the Representative’s Warrants. We have further assumed that the Company does not in the future issue or otherwise make unavailable so many Ordinary Shares that there are insufficient remaining authorized but unissued Ordinary Shares for issuance pursuant to the exercise of the Representative’s Warrants. We have also assumed that all of the Warrant Shares issuable or eligible for issuance pursuant to the exercise of the Representative’s Warrants following the date hereof will be issued for no less than par value. We have not verified any of the foregoing assumptions.

Subject to the foregoing and the additional qualifications and other matters set forth below we are of the opinion that when the Registration Statement becomes effective under the Securities Act, as amended, and when the Representative’s Warrants have been duly executed and authenticated in accordance with the Underwriting Agreement and issued, delivered, as contemplated by the Registration Statement and the Underwriting Agreement, such Representative’s Warrants will be legally binding obligations of the Company enforceable in accordance with their terms except: (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (b) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws; (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; (d) we express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Representative’s Warrant; and (e) we have assumed the Exercise Price (as defined in the Representative’s Warrant) will not be adjusted to an amount below the par value per share of the Ordinary Shares.

Notwithstanding anything in this letter which might be construed to the contrary, our opinion herein is expressed solely with respect to the laws of the State of New York. Our opinion is based on these laws as in effect on the date hereof and as of the effective date of the Registration Statement, and we assume no obligation to revise or supplement this opinion after the effective date of the Registration Statement should the law be changed by legislative action, judicial decision or otherwise. Where our opinions expressed herein refer to events to occur at a future date, we have assumed that there will have been no changes in the relevant law or facts between the date hereof and such future date. We are not rendering any opinion as to the compliance with any other federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the Registration Statement under the caption “Legal Matters.” In giving our consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/

King & Wood Mallesons LLP